Exhibit 10.35

Contract No. 5600012228

AGREEMENT

for

GENERAL SERVICES

between

SAN DIEGO GAS & ELECTRIC COMPANY

And

APPLIANCE RECYCLING CENTERS OF AMERICA - CALIFORNIA, INC.

for

2004 Statewide Appliance Recycling Program

TABLE OF CONTENTS

ARTICLE
1.	SCOPE
2.	COMMENCEMENT AND COMPLETION OF SERVICES
3.	REPRESENTATIVES
4.	COMPENSATION
5.	PAYMENT
6.	NOTICES OR DEMANDS
7.	RESPONSIBILITY OF CONTRACTOR
8.	INSPECTION
9.	COMPANY RULES
10.	CHANGES
11.	EXCUSABLE DELAYS
12.	SUSPENSION OF SERVICES
13.	REPORTS
14.	SUBCONTRACTORS
15.	SUPPLIER DIVERSITY
16.	AUDIT
17.	TAXES
18.	INDEPENDENT CONTRACTOR
19.	WARRANTY
20.	INSURANCE
21.	INDEMNITY
22.	ENVIRONMENTAL TERMS
23.	HAZARDOUS SUBSTANCE INFORMATION
24.	GOVERNING LAW
25.	COMPLIANCE WITH LAWS
26.	DEFAULT
27.	TERMINATION
28.	LIENS
29.	ASSIGNMENT
30.	NONWAIVER
31.	DISPUTES
32.	CONFIDENTIALITY
33.	GOVERNMENT CONTRACT CLAUSES INCORPORATED BY REFERENCE
34.	TIME OF ESSENCE
35.	VALIDITY
36.	SURVIVAL
37.	NO ORAL MODIFICATIONS
38.	CAPTIONS
39.	COUNTERPARTS
40.	AUTHORITY
41.	CONSTRUCTION OF AGREEMENT
42.	ORDER OF PRECEDENCE
43.	COMPLETE AGREEMENT

GENERAL SERVICES AGREEMENT

This General Services Agreement (“Agreement”) is made effective as of March 1, 2004 (“Effective Date”) between SAN DIEGO GAS & ELECTRIC COMPANY (“Company”) and APPLIANCE RECYCLING CENTERS OF AMERICA - CALIFORNIA, INC. (“Contractor”).

The Parties hereby agree as follows:

1.                                      SCOPE

Contractor shall perform, at its own proper cost and expense, in the most substantial and skillful manner, to the satisfaction of Company, the following generally describe General Services (hereinafter, the “Services”):

The scheduling, pick-up, and recycling of residential refrigerators and freezers.

2.                                      COMMENCEMENT AND COMPLETION OF SERVICES

This Agreement shall commence as of the Effective Date and shall be in full force and effect through 12/31/2004, unless terminated earlier in accordance with Article 27. Contractor agrees to commence and perform the Services in accordance with the requests of Company Representative. The nature of the Services is such that timely performance is critical to the orderly progress of related work and to the operating schedule of Company.

3.                                      REPRESENTATIVES

3.1.                             Company Representative: Neil Sybert

Company designates, and Contractor accepts, the individual named above as Company Representative for all matters relating to Contractor’s performance of Services under this Agreement. The actions taken by the Company Representative regarding such performance shall be deemed the acts of Company. Company may at any time upon written notice to Contractor, pursuant to Article 6 hereof, change the designated Company Representative.

3.2.                            Contractor Representative: Edward Cameron

Contractor designates, and Company accepts, the individual named above as Contractor Representative for all matters relating to Contractor’s performance of Services under this Agreement. The actions taken by Contractor Representative shall be deemed the acts of Contractor.

4.                                      COMPENSATION

Contractor hereby agrees to accept as full compensation for satisfactory performance of the Services as described in Article 1.  All payments shall be made in accordance with Article 5.

5.                                      PAYMENT

5.1.                              Contractor shall invoice Company on a monthly basis for Services performed in the previous calendar month, or in accordance with an established milestone completion schedule. All invoices submitted shall have complete support documentation of all charges incurred, including any data required to calculate fees or variable rate charges, plus support documentation for any authorized reimbursable expenses by category.

5.2.                              Company may upon written notice to Contractor, setoff any amount due from Contractor, whether or not under this Agreement, against any amount due Contractor or claimed to be due by Contractor under this Agreement. In addition, Company may withhold from Contractor any amount sufficient to reimburse Company for any loss, damage, expense or liability for Contractor’s actual, alleged or reasonably probable failure, based on factual evidence, to comply with the terms and conditions of this Agreement.

5.3.                              Contractor shall submit invoices in duplicate in a format approved by Company and as set forth in this Article 5 to:

Original to: San Diego Gas & Electric Company

Attention: Accounts Payable

PO Box 129007

San Diego, CA 92112-9007

Copy to: San Diego Gas & Electric Company

Attention: Neil Sybert

8335 Century Park Court

San Diego, CA 92123-1569

5.4.                              Company shall make payment within thirty (30) days after receipt and approval of an invoice to the following address:

Appliance Recycling Centers of America

7400 Excelsior Blvd

Minneapolis, MN 55426

6.                                      NOTICES OR DEMANDS

Any notice, request, demand or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee if made in writing and (1) if personally delivered; (2) as of date of signed return receipt after deposit with the U.S. Postal Service by certified or registered mail, postage prepaid, with a return receipt requested; or (3) if sent by facsimile with confirmation sent as provided in (2) above. All correspondence shall reference the contract number specified on the cover page of this Agreement. Notices shall be addressed as follows to:

Company:	Hal Snider
101 Ash Street
San Diego, CA 92101-3017
Facsimile No: (619) 699-5177
Attention: Director - Procurement Department

Contractor:	Edward Cameron
Appliance Recycling Centers of America
7400 Excelsior Blvd
Minneapolis, MN 55426
Facsimile No: 952-930-1800
Attention: President & CEO

7.                                      RESPONSIBILITY OF CONTRACTOR

Contractor shall perform the Services in accordance with established professional and business standards and ethics, and in conformity with each and every term of this Agreement. Contractor shall remedy any and all deficiencies in its Services which result from Contractor’s failure to adhere to the Scope of Work.

8.                                      INSPECTION

All Services performed by Contractor shall be subject to the inspection and approval of Company at all times, but such right of inspection of the Services shall not relieve Contractor of responsibility for the proper performance of the Services, nor shall such inspection waive Company’s right to reject the Services at a later date. Contractor shall provide to Company (or its designee) access to Contractor’s facility or facilities where the Services are being performed and sufficient, safe and proper work conditions for such inspection. Contractor shall furnish to Company such information concerning its operations or the performance of the Services as Company shall reasonably request.

9.                                      COMPANY RULES

9.1.                              Contractor shall conduct its operations in strict observation of access routes, entrance gates or doors, parking and temporary storage areas as designated by Company. Under no circumstances shall any of Contractor’s personnel, vehicles or equipment enter, move or be stored upon any area not authorized by Company.

9.2.                              Contractor shall abide by all Company Security procedures, rules and regulations, and cooperate with Company Security personnel whenever on Company premises.

10.                               CHANGES

10.1.                        Either Company or Contractor may propose an amendment (“Amendment”) in the Services by advising the other party in writing. As soon as practicable, Contractor shall prepare and forward to Company in writing the proposed changes to the Scope of Work and/or compensation payable under this Agreement as a result of the proposed Amendment.

10.2.                        Should the proposed Amendment be authorized by Company, Contractor shall perform the Services as changed. All authorized changes in the Services and the compensation shall be confirmed and directed through a written Amendment. The compensation shall be negotiated by the parties in good faith to achieve a commercially reasonable result which include all costs associated with the deletion or performance of the additional or changed Services, including the impact on the original Scope of Work, inefficiencies created by the additional, deleted or changed Services, and overhead associated with the additional, deleted or changed Services.

10.3.                        If any proposed Amendment is rejected by Company, Contractor shall provide Company Representative with the details of the estimate of its proposed change. If the parties fail to agree on an Amendment to this Agreement, Company reserves the option to retain the services of others to perform such Services.

10.4.                        Company may request in writing from time to time, minor changes or revisions within the existing Scope of Work, if the changes do not materially affect the cost of providing such Services, without Company having to process an Amendment and without such changes altering the compensation payable under this Agreement.

10.5.                        Contractor shall implement a change in the Services only after Contractor has received a written Amendment to this Agreement executed by an authorized representative of Company. All changes shall be performed under the terms and conditions of this Agreement. Contractor hereby expressly waives any compensation, reimbursement of expenses and any other right to receive payment with respect to any proposed Amendment not authorized by a written Amendment to this Agreement.

11.                               EXCUSABLE DELAYS

Contractor shall notify Company in writing immediately of any delay, or anticipated delay in Contractor’s performance of this Agreement due to causes or circumstances beyond the reasonable control of Contractor, and the reason for and anticipated length of such delay. Company may determine, in its sole judgment, to extend the date of performance for a period equal to the time lost by reason of the delay. Contractor shall not be eligible under any circumstances for additional compensation due to any such extension of time. Any extension to the contract term pursuant to this Article 11 shall be documented by a written Amendment to this Agreement signed by both parties. Examples of such possibly excusable delays are natural calamities, strikes and boycotts, war or civil unrest or governmental actions, and other events which are commonly deemed Force Majeure. None of the foregoing, however, shall require Company to grant any extension.

12.                               SUSPENSION OF SERVICES

Company may, at any time, by written notice, require Contractor to stop all, or any portion, of the Services for a period of ninety (90) days and any further period to which the parties mutually agree. Upon receipt of notice, Contractor shall immediately cease performance under this Agreement. Within ninety (90) days after a Suspension of Services order is delivered hereunder, Company shall either (a) cancel the Suspension of Services order, or (b) terminate this Agreement pursuant to the provisions of Article 27. If the Suspension of Services order is canceled, Contractor shall be granted a corresponding adjustment to all time periods and completion dates. Company shall not be liable for any payments to Contractor for expenses incurred during the Suspension of Services.

13.                               REPORTS

Contractor shall provide periodic status reports as requested by Company Representative. The status reports shall make periodic comparisons of the Services rendered to date against the Scope of Work, including any milestones and costs. Such reports shall include an explanation of any significant variations, an identification of any potential or known developments which may impact Company or the Services, and any corrective actions implemented.

14.                               SUBCONTRACTORS

All subcontractors utilized by Contractor under this Agreement, must be approved in advance, in writing by Company. Company shall not unreasonably refuse to approve Contractor’s subcontractors if such subcontractors meet all Company’s standard requirements. Contractor shall at all times be responsible the acts and omissions of subcontractors and agents employed directly or indirectly by Contractor. Contractor shall be responsible for performance of all the Services, whether performed by Contractor or its subcontractors or agents. This Agreement shall not give rise any contractual relationship between Company and any subcontractor or agent of Contractor. Company shall not undertake any obligation to pay or to be responsible for the payment of any sums to any subcontractor or agent of Contractor. Upon request of Company, Contractor shall furnish to Company copies of any executed subcontracts entered into between Contractor and any subcontractor or agent.

Contractor shall utilize only those COMPANY approved final disposal sites, transporters and other approved environmental vendors (collectively “Environmental Subcontractors”) for subcontracted services in furtherance of this Agreement. COMPANY reserves the right to approve and add additional Environmental Subcontractors in its sole discretion. Company also reserves the right to remove existing Environmental Subcontractors in its sole discretion.

15.                               SUPPLIER DIVERSITY

It is the policy of Company to provide maximum opportunity for women, minor and service disabled veteran business enterprises, hereinafter referred to as DBE (Diverse Business Enterprises), to participate in the performance of contracts. Company expects as performance to this Agreement, Contractor to utilize DBE subcontractors and suppliers and to make good faith efforts to set and attain goals in parity with Company goals when contracting for work with Company. Contractor shall submit on a timely basis all documentation required by Company to report such verified DBE expenditures.

16.                               AUDIT

16.1.                        Company reserves the right to designate its own employee representative(s) or its contracted representative with a certified public accounting firm, who shall have the right to audit and to examine any cost, payment, settlement or other supporting documentation from any Services performed under this Agreement. Any such audit(s) shall be undertaken by Company or its contracted representative at reasonable times during normal business hours and in conformance with generally accepted auditing standards. Contractor agrees to fully cooperate with any such audit(s).

16.2.                        Contractor shall include a similar clause in its agreements with its subcontractors reserving the right to designate Contractor’s own employee representative(s), its contracted representative from a certified public accounting firm, and/or representative(s) from Company, who shall have the right to audit and to examine any cost, payment, settlement or other supporting documentation resulting from any item related to the Services.

16.3.                        Contractor shall be notified in writing of any exception taken as a result of an audit of Contractor or a subcontractor. Contractor shall refund the amount of any exception to Company within ten (10) days. If Contractor fails to make such payment, Contractor shall pay interest on any unpaid portion of such payment, accruing monthly, at a rate equal to the lesser of ten percent (10%) per annum or the maximum lawful rate. Interest shall be computed from the date of written notification of exception(s) to the date Contractor reimburses Company in full for any exception(s). In the event an audit in accordance with this Article 16 discloses an overcharge of five percent (5%) or greater, then Contractor shall reimburse Company for the cost for the performance of such audit.

16.4.                        Company’s right to audit shall extend for a period of five (5) years following the date of final payment under this Agreement. Contractor and each subcontractor shall retain all necessary records and documentation for the entire length of this audit period.

17.                               TAXES

17.1.                        Contractor assumes exclusive liability for and shall pay before delinquency, all federal, state, regional, municipal or local sales, use, excise and other taxes, charges or contributions imposed on, or with respect to, or measured by the equipment, materials, labor furnished hereunder, or the wages, salaries or other remunerations paid to individuals employed in connection with, the performance of the Services. Provided that the conditions of indemnification as set forth in Article 21 are satisfied, Contractor shall indemnify, defend and hold Company, and its current and future, direct and indirect parent Company(ies), subsidiaries, affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any claim, liability, penalty, interest and expense arising by reason of Contractor’s failure to pay such taxes, charges or contributions.

17.2.                        Without limiting the generality of this Article 17, Contractor agrees to treat all individuals performing the Services under this Agreement as employees of Contractor for purposes of federal and state income taxes, Social Security and Medicare taxes, unemployment and disability insurance premiums. No exceptions shall be permitted under this Article 17 without a written Amendment to this Agreement prior to any individual performing any required Services under this Agreement. Contractor agrees that, at any time during the performance of this Agreement, Company shall have the right to audit Contractor’s compliance with this provision in accordance with Article 16.

17.3.                        To the extent any portion of the Services are performed in the State of California, either (a) Contractor represents that Contractor is a California resident and shall provide Company with an original and a copy of Form 590, Certificate of Residence, in accordance with California Revenue and Taxation Code Section 18662 and regulations thereunder; or (b) seven percent (7%) of all compensation payable to Contractor for Services performed in California shall be withheld in accordance with applicable California Franchise Tax Board (“FTB”) or successor regulations, unless Company has been notified in writing by FTB that withholding is waived or a lower rate or withholding is authorized.

17.4.                        Contractor and Company shall make commercially reasonable efforts to cooperate with each other to minimize the tax liability of both parties to the extent legally permissible (and with no duty to increase either parties tax liability), including separately stating taxable charges on Contractor’s invoices and supplying resale and exemption certificates, if applicable, and any other information as reasonably requested.

18.                               INDEPENDENT CONTRACTOR

18.1.                        It is agreed that Contractor shall perform the Services under this Agreement as an independent Contractor and no principal-agent or employer-employee relationship or joint- venture or partnership shall be created with Company.

18.2.                        Contractor represents to Company that Contractor and its subcontractors and agents are properly licensed, fully experienced and qualified to perform the class and type of the Services as specified in this Agreement, in addition to being properly insured, equipped, organized, staffed and financed to handle such Services.

18.3.                        Contractor shall perform the Services in an orderly and professional manner in accordance with industry standards. Contractor shall not employ on the Services any personnel, agent or subcontractor unskilled in the work assigned.

18.4.                        Contractor shall use prudent business practices in its relationships with subcontractors suppliers and agents.

18.5.                        Contractor, its subcontractors and agents shall not engage in any advertising, publicity or other promotional activities which in any way directly or indirectly refers to this Agreement.

19.                               WARRANTY

Contractor expressly warrants that all the Services performed hereunder shall be in compliance with the performance standards, drawings, specifications and any other description of services set forth in the Scope of Work, and the terms and conditions of this Agreement. Company may reject any Services furnished hereunder failing to meet such standards, and require Contractor to repeat, correct or replace such defective Services, at NO charge to Company.

20.                               INSURANCE

Insurance requirements are set forth as follows, but shall not in any way limit the amount or scope of liability of Contractor under this Agreement. The following constitutes the minimum insurance and requirements relating thereto:

20.1.                        On or before the effective date of this Agreement, and thereafter during its term, Contractor shall provide Company with current certificates of insurance, executed by a duly authorized representative of each insurer, as evidence of all insurance policies required under this Article 20. No insurance policy may be canceled, materially revised, or subject to non- renewal without at least thirty (30) days prior written notice being given to Company. Insurance shall be maintained without lapse in coverage during the term of this Agreement. Company shall also be given certified copies of Contractor’s policies of insurance, upon request.

20.2.                        Company shall be named as an additional insured in each general liability policy. Such general liability insurance shall provide a severability of interest or cross-liability clause.

20.3.                        The required policies, and any of Contractor’s policies providing coverage excess of the required policies, shall provide that the coverage is primary for all purposes and Contractor shall not seek any contribution from any insurance or self-insurance maintained by Company.

20.4.                        All required policies of insurance shall be written by companies having an A.M. Best rating of “A-” or better, or equivalent.

20.5.                        Contractor shall be solely responsible for any deductible or self-insured retention on insurance required hereunder this Agreement.

20.6.                        At all times during this Agreement, Contractor shall provide and maintain, at Contractor’s expense, the following types of insurance:

20.6.1.               General Liability Insurance: Contractor shall maintain an occurrence form commercial general liability policy or policies, insuring against liability arising from bodily injury, property damage, personal and advertising injury, independent Contractors liability, products and completed operations and contractual liability. Such coverage shall be in an amount of not less than $1,000,000.00 (One Million Dollars) combined single limit per occurrence.

20.6.2.               Automobile Liability Insurance: Contractor shall maintain an automobile liability policy or policies insuring against liability for damages because of bodily injury, death, or damage to property, (including loss of use thereof), and occurring in any way related to the use, loading or unloading of any of Contractor’s automobiles (including owned, non-owned, leased, rented and/or hired vehicles). Such coverage shall be in an amount of not less than $1,000,000.00 (One Million Dollars) each accident.

20.6.3.               Workers Compensation Insurance: In accordance with the laws of the State(s) in which the Services shall be performed, Contractor shall maintain in force workers compensation insurance for all of its employees. If applicable, Contractor shall obtain U.S. Longshoremen’s and Harbor Workers compensation insurance, separately, or as an endorsement to workers compensation insurance. Contractor shall also maintain employer’s liability coverage in an amount of not less than $1,000,000.00 (One Million Dollars) per accident and per employee for disease. In lieu of such insurance, Contractor may maintain a self-insurance program meeting the requirements of the State(s) in which the Services shall be performed along with the required employer’s liability insurance.

20.6.4.               Environmental Impairment Liability Insurance: Contractor shall maintain a comprehensive environmental impairment liability policy or policies insuring against liability for environmental activities contemplated under this Agreement as required by federal, state, regional, municipal and local laws, but not less than $1,000,000.00 (One Million Dollars) each claim.

20.7.                        Each policy of property, general liability and automobile (including automobile physical damage) insurance maintained by Contractor shall contain a waiver of subrogation in favor of Company.

21.                               INDEMNITY

21.1.                        As between Company and Contractor, Contractor shall be solely responsible for and Contractor shall indemnify, defend and hold Company, and its current and future, direct and indirect parent Company(ies), subsidiaries, affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, fines, damages, costs or expenses including without limitation, attorneys fees (including fees and disbursements of in-house and outside counsel) of any kind whatsoever resulting from (a) injuries to or death of any and all individuals, including, without limitation, members of the general public, or any employee, agent, independent Contractor or consultant or affiliate of either Company or Contractor, arising out of or connected in any manner with the performance of Services, whether or not the conduct of Contractor or any subcontractor was tortious and whether or not Company’s tortious conduct contributed to the injuries or death, (b) damage to, loss, and/or destruction of property, including, without limitation, to, property of Company or Contractor arising out of or connected in any manner with the performance of Services, whether or not the conduct of Contractor or any subcontractor was tortious and whether or not Company’s tortious conduct contributed to the property damages, or (c) third party claims of any kind, whether based upon negligence, strict liability or otherwise, arising out of or connected in any manner to Contractor’s or any of its subcontractor’s acts or omissions in breach of this Agreement. This indemnification obligation shall not apply to the extent that injuries, death, loss, damage or destruction is caused by either the willful misconduct of Company, its employees, agents or representatives, or Company’s sole negligence.

21.2.                       Contractor shall indemnify, defend and hold Company, and its current and future, direct and indirect parent Company(ies), subsidiaries, affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, fines, damages, costs or expenses including attorneys fees (including fees and disbursements of in-house and outside counsel) of any kind whatsoever arising from (a) actual or alleged infringement or misappropriation by Contractor or any subcontractor of any patent, copyright, trade secret, trademark, service mark, trade name, or other intellectual property right in connection with the Services, including without limitation, any deliverable, and (b) Contractor’s violation of any third party license to use intellectual property in connection with the Services, including, without limitation, any deliverable.

21.3.                        If any claim or action is brought against Company, then Contractor shall be entitled to participate in, and, unless in the opinion of counsel for Company a conflict of interest between Company and Contractor may exist with respect to such claim or action, assume the defense of such claim or action, with counsel reasonably acceptable to Company. If Contractor does not assume the defense of Company, or if a conflict precludes Contractor from assuming the defense, then Contractor shall reimburse Company on a monthly basis for Company’s defense through separate counsel of Company’s choice. Even if Contractor assumes the defense of Company with acceptable counsel, Company, at its sole option and expense, may participate in the defense with counsel of Company’s own choice without relieving Contractor of any of its obligations hereunder.

21.4.                        Contractor’s obligation to indemnify Company under this Article 21 shall not be limited in any way by any limitation on the amount or type of damages, compensation, penalty or benefits payable by or for Contractor under any statutory scheme, including without limitation, any Workers Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

22.                               ENVIRONMENTAL TERMS

22.1.                        For purposes of this Agreement, the following terms shall have the following meanings:

22.1.1.               The term “Hazardous Material” means any chemical, substance, material, product, controlled substance, object, condition, solid or hazardous waste or any combination thereof, which is or may be hazardous to human health or safety or the environment due to its radioactivity, ignitability, reactivity, toxicity, or other harmful or potentially harmful properties or affects. Hazardous Material includes, without limitation, oil or petroleum and petroleum products, asbestos and any asbestos containing materials, radon, polychlorinated biphenyls (“PCBs”), urea formaldehyde insulation, lead paints and coatings, and all of those chemicals, substances, materials, products, controlled substances, objects, conditions and waste or any combinations thereof which are currently or become in the future listed, defined or regulated in any manner by any federal, state, regional, municipal or local Environmental Law (as that term is defined below).

22.1.2.               The term “Environmental Law” means any and all applicable federal, state, regional, municipal or local law, regulation, decision of the courts, ordinance, rule, code, order, directive, guideline, authorization or approval, permit or permit condition, currently existing or as amended, enacted, issued or adopted in the future which relates in any way to worker or workplace safety, environmental conditions, environmental quality or policy, health and/or safety issues or concerns (including product safety). Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 USC, Section 9601 et seq.), the Resource Conservation and Recovery Act (42 USC, Section 6901 et seq.), the Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health & Safety Code, Section 25300 et seq.), the California Hazardous Waste Control Law (California Health & Safety Code, Section 25100 et seq.), the Occupational Safety and Health Act (29 USC Sections 651 et seq.), the California Occupational

Safety and Health Act (California Labor Code Sections 6300 et seq.), and any regulations or rules promulgated thereunder.

22.1.3.               The term “Governmental Agency” shall mean any federal, state regional, municipal or local governmental agency or other public or political body having the jurisdiction, mandate, authority or power to regulate, implement, coordinate, administer or enforce any Environmental Law.

22.2.                        Contractor agrees to use, and agrees that it shall require each of its subcontractors, if any, to use only personnel who are qualified and properly trained and who possess every license, permit, registration, certificate or other approval required by any applicable Environmental Law or Governmental Agency to enable such personnel to perform their work involving any part of Contractor’s obligations under this Agreement.

22.3.                        Contractor agrees that all materials and equipment to be supplied or used by Contractor, its subcontractors, if any, in the performance of its obligations under this Agreement, including, but not limited to vehicles, loading equipment, and containers, shall be in good condition and fit for the use(s) for which they are employed by Contractor or its subcontractor, if any. Such materials and equipment shall at all times be maintained, inspected and operated as required by applicable Environmental Law. Contractor further agrees that all licenses, permits, registrations and certificates or other approvals required by any Environmental Law or Governmental Agency shall be procured and maintained for such materials and equipment at all times during the use of the same by Contractor or its subcontractors, if any, in the performance of any of Contractor’s obligations under this Agreement.

22.4.                        Contractor specifically agrees that in the performance of its obligations under this Agreement, Contractor shall at all times fully comply with and cause each of its subcontractors, if any, to fully comply with all applicable Environmental Laws. Contractor further specifically agrees that at all times during its performance of the Services, Contractor shall have and cause its subcontractors, if any, to have and keep in effect all licenses, permits, registrations, certificates, and approvals required by any Environmental Law or by any Governmental Agency for the Services undertaken by Contractor or its subcontractors, if any, in the performance of Contractor’s obligations under this Agreement.

22.5.                        Contractor hereby specifically agrees to indemnify, defend and hold Company, its current and future, direct and indirect parent Company(ies), subsidiaries, affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns (hereinafter, collectively the “Indemnitees”) harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, fines, damages, demands, causes of action, costs and expenses including, but not limited to, all reasonable consulting, engineering, attorneys (in-house and outside counsel) or other professional fees including disbursements, which Indemnitees, or any of them, may incur or suffer by reason of:

(1)                                  any unauthorized release of a Hazardous Material,

(2)                                  any enforcement or compliance proceeding commenced by or in the name of any Governmental Agency because of an alleged, threatened or actual violation of any Environmental Law,

(3)                                  any action reasonably necessary to abate, remediate or prevent a violation or threatened violation of any Environmental Law, and/or

(4)                                  any other cause of whatsoever nature,

arising out of or in any way connected with Contractor’s performance of its obligations under this Agreement and/or Contractor’s willful or negligent acts or omissions in connection therewith; except to the extent the same were caused by the negligent or willful misconduct or omissions of the Indemnitees, or any of them. Contractor’s obligation to indemnify Indemnitees under this Article 22 shall not be limited in any way by any limitation on the amount or type of damages, compensation, penalty or benefits payable by or for Contractor under any statutory scheme, including without limitation, any Workers Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

22.6. In the event of any release of a Hazardous Material, Contractor shall perform the following actions:

(1)                                  Take all reasonable steps necessary to stop and contain said release

(2)                                  Make any report of such release as required under Environmental Law

(3)                                  Clean up such release as required by Governmental Agency

Contractor shall immediately notify Company Representative of the following information upon the occurrence of any release of Hazardous Material in connection with the performance of the Services:

(1)                                  A description of the release

(2)                                  The identification of the Hazardous Material and the volume released.

(3)                                  Death of any person

(4)                                  Property damage

(5)                                  Any communication from any Governmental Agency that alleges that Contractor is not acting in compliance with Environmental Law.

(6)                                  Any communication from any Governmental Agency that affects any permits or licenses necessary to perform the Services.

Contractor shall promptly submit within 36 hours to Company Representative a written report, in a format as required by Company, describing in detail any event of any release of a Hazardous Material of which shall include the following information:

(1)                                  Name and address of Contractor and, if applicable, any subcontractor(s) or agent(s) involved.

(2)                                  Name and address of Contractor’s commercial and environmental liability insurance carrier.

(3)                                  Name and address of any injured or deceased persons, if applicable.

(4)                                  Name and address of any property damage, if applicable.

(5)                                  A detailed description of the release including the identification of the Hazardous Material, the date and time of the release, the volume released, and the nature of the any environmental contamination.

(6)                                  A determination of whether any of Company’s personnel, equipment, tools or materials were involved.

(7)                                  A detailed description of all reports made to any Governmental Agency, and a description of the actions taken to respond to the release.

22.7.                        Contractor shall NOT (a) transport any of Hazardous Material of which Company is the generator for purposes of treatment, storage, recycling and/or disposal; or (b) conduct any treatment, storage, recycling and/or disposal of any Hazardous Material of which Company is the generator, unless specifically authorized by Company to perform such activities under this Agreement. If Contractor is authorized by Company to perform such activities under this Agreement, then the following terms and conditions shall also apply:

22.7.1.               Contractor shall not transport any Hazardous Material of which Company is the generator to any treatment, storage, recycling and/or disposal facility (hereinafter called “TSDF”) not authorized by Company in writing. Moreover, notwithstanding the fact that Company has identified an authorized TSDF, Contractor agrees that before Contractor transports any Hazardous Material to any such TSDF, Contractor shall confirm that such TSDF has, as of the date of each shipment, procured and maintained in effect all licenses, permits, registrations, certificates or other authorizations required by any Environmental Law or Governmental Agency, for such TSDF to lawfully receive, handle, transport, store, treat, recycle, incinerate, dispose of, or otherwise manage or use such Hazardous Material as authorized by Company. Contractor shall not transport any Hazardous Material of which Company is the generator to any TSDF which is unable or fails to provide such confirmation, and immediately provide written notification of such condition to Company. Further, notwithstanding that Company has identified an authorized TSDF, Company reserves the right at any time, at Company’s sole discretion, to cancel its authorization of any such TSDF upon written notification to Contractor.

22.7.2.               Subject to the obligations of Contractor described in this Agreement, Company shall, when required by applicable Environmental Law, provide Contractor with a complete and executed Hazardous Waste Manifest or other shipping documentation for any Hazardous Material of which Company is the generator to be transported for treatment, storage, recycling and/or disposal under this Agreement. Contractor’s transportation, recycling, treatment, storage, and/or disposal of any such Hazardous Material in accordance with this Agreement shall be fully documented by Contractor utilizing, among other things, the Hazardous Waste Manifest tracking system or other records as required by Environmental Law, copies of which documentation shall be promptly provided to Company.

23.                               HAZARDOUS SUBSTANCE INFORMATION

Contractor shall provide the following to Company for each material which Contractor furnishes to a Company facility, at any time, for use in fulfilling its obligations under this Agreement: (a) a completed Material Safety Data Sheet (MSDS) for each material which contains a hazardous material as defined by California Health and Safety Code Section 25501(o); and (b) a written statement for each such material that is a Mixture or Trade Name Product which contains a Toxic Chemical subject to the reporting requirements of Section 313 or EPCRA (40 CFR Section 372 et seq.) including: (1) the name and associated CAS (Chemical Abstract Services Registry) number of the Toxic Chemical; (2) the specific concentration at which each such Toxic Chemical is present in each such Mixture or Trade Name Product; and

(3) the weight of each such Toxic Chemical in each such Mixture or Trade Name Product. Contractor shall indemnify, defend and hold Company, and its current and future, direct and indirect parent Company(ies), subsidiaries, affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, fines, damages, administrative actions, judgments, costs or expenses including expert witness, consulting and attorneys fees (including fees and disbursements of in-house and outside counsel) that Company may suffer as a result of Contractor’s failure to comply with these requirements.

24.                               GOVERNING LAW

The formation, interpretation and performance of this Agreement shall be governed by and enforced under the laws of the State of California, without reference to principles of conflicts of laws.

25.                               COMPLIANCE WITH LAWS

Contractor and its subcontractors at all times during performance of the Services shall comply with and observe, all applicable federal, state, regional, municipal and local laws, ordinances, rules, codes, regulations, executive orders, all applicable employment, safety and environmental orders and all orders or decrees of administrative agencies, courts or other legally constituted authorities having jurisdiction or authority over Contractor, Company or the Services.

26.                               DEFAUL T

Contractor agrees that if (a) Contractor abandons the Services, or (b) Contractor shall become bankrupt or insolvent, or shall assign this Agreement, or sublet any part thereof, without the express prior written authorization of Company, or (c) Contractor, in the sole opinion of Company Representative, violates any of the provisions of this Agreement, or (d) Contractor executes this Agreement in bad faith, or (e) Contractor, in the sole opinion of the Company Representative is not performing the Services in accordance with the terms of this Agreement, Company may notify Contractor, pursuant to Article 6, to discontinue all or any part of the Services and Contractor shall thereupon discontinue the Services or such parts thereof. Company shall thereupon have the right to continue and complete the Services or any part thereof, by contract or otherwise, and Contractor shall be liable to Company for any and all loss, penalties, fines, excess cost and consequential, special, incidental and indirect damages incurred by Company in completing the Services caused by Contractor’s failure to execute the requirements of this Agreement. The remedies herein shall be inclusive and additional to any other rights or remedies in law or equity, and no action by Company shall constitute a waiver of any such other rights or remedies. If it is determined for any reason by a tribunal of competent jurisdiction that Contractor was not in default, the parties rights and obligations shall be the same as if notice of termination had been issued pursuant to Article 27.

27.                               TERMINATION

It is also expressly agreed that Company shall have the right to terminate this Agreement, or any part thereof, at any time for its sole convenience upon two (2) business days written notice, pursuant to Article 6, to Contractor. Contractor shall fully justify and document to Company in writing any termination charges claimed by Contractor (which shall not exceed 110% of the reasonable and actual cost of direct labor, materials and overhead). In no event shall Contractor be entitled to payment for any Services which has not been authorized by Company, or is not yet performed, or any anticipated profits for any Services that have not been authorized or performed. Any payment of termination charges shall occur within thirty (30) days of receipt of Contractor’s written submittal of charges and justification to Company’s satisfaction. Company shall have the right to review and verify by independent audit, any termination charges claimed by Contractor prior to payment.

28.                               LIENS

Without limiting the generality of Article 21, Contractor shall indemnify, defend, and hold Company, and its current and future, direct and indirect parent Company(ies), subsidiaries, affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any mechanics lien or stop notice claim against Company by Contractor, subcontractors, employees or agents pertaining to the Services specified in this Agreement.

29.                               ASSIGNMENT

29.1.                        Contractor shall give personal attention to the execution of the Services herein provided for, and shall not permit this Agreement to be assigned voluntarily, involuntarily or by operation of law; nor employ any subcontractor for the execution of the same or any part thereof, without the express prior written authorization of Company. No such written authorization, however, shall be construed as discharging or releasing Contractor in the performance of the Services or the fulfillment of any obligation specified in this Agreement.  Contractor shall remain jointly and severally liable with any permitted assignee for any failure to comply with all applicable obligations hereunder this Agreement.

29.2.                        Company may assign in whole or in part its rights and obligations under this Agreement at any time without the consent of Contractor.

30.                               NONWAIVER

The failure of Company to insist upon or enforce, in any instance, strict performance by Contractor of any of the terms or conditions of this Agreement, or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent of its right to assert, or rely upon any such terms or rights on any future occasion. No waiver shall be valid unless stated in writing as set forth in Article 6.

31.                               DISPUTES

31.1                           Any dispute that cannot be resolved between Contractor Representative and Company Representative shall be referred to Company Manager - Service Contracting and an officer of Contractor for resolution. If Company and Contractor cannot reach an agreement within a reasonable period of time, Company and Contractor shall have the right to pursue litigation as provided for herein.

31.2.                        In the event of any litigation to enforce or interpret any terms of this Agreement, unless the parties agree in writing otherwise, such action shall be brought in any Superior Court of California having jurisdiction (or, if the federal courts have exclusive jurisdiction over the subject matter of the dispute, in the U.S. District Court for the Southern District of California), and the parties hereby submit to the exclusive jurisdiction of said court.

31.3.                        In any action in litigation to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party all costs, expenses, (including expert testimony) and reasonable attorneys fees (including fees and disbursements of in-house and outside counsel) incurred therein by the prevailing party.

31.4.                        In no event shall the litigation of any controversy or the settlement thereof delay the performance of this Agreement.

32.                               CONFIDENTIALITY

32.1.                        For purposes of this Agreement, the term “Confidential Information” means proprietary information concerning the business, operations and assets of Company, its parent Company(ies), subsidiaries and/or affiliates, including, without limitation, the terms and conditions of this Agreement or any related agreement, information or materials prepared in connection with the performance of Services under this Agreement, or any related subsequent agreement, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets. Confidential Information shall not include (a) information known to Contractor prior to obtaining the same from Company; (b) information in the public domain at the time of disclosure by Contractor; (c) information obtained by Contractor from a third party who did not receive same, directly or indirectly, from Company; or (d) information approved for release by express prior written consent of an authorized officer of Company.

32.2.                        Contractor hereby agrees that it shall use the Confidential Information solely for the purpose of performing Services under this Agreement and not in any way detrimental to Company, its parent Company(ies), subsidiaries and/or affiliates. Neither Contractor nor its directors, officers, employees, agents or representatives shall use the Confidential Information for their own benefit. Contractor agrees to use the higher of the same degree of care Contractor uses with respect to its own proprietary or confidential information, which in any event shall result in a reasonable standard of care to prevent unauthorized use or disclosure of the Confidential Information. Except as otherwise provided herein, Contractor shall keep confidential and not disclose the Confidential Information. Contractor shall cause each of its directors, officers, employees, agents, representatives, subcontractors and suppliers to become familiar with, and abide by, the terms of this Agreement.

32.3.                        Notwithstanding the provisions of this Article 33, Contractor may disclose any of the Confidential Information in the event, but only to the extent, that, based upon advice of counsel, Contractor is required to do so by the disclosure requirements of any law, rule, regulation or any order, decree, subpoena or ruling or other similar process of any court, governmental agency or regulatory authority. Prior to making or permitting any such disclosure, Contractor shall provide Company with prompt written notice of any such requirement so that Company (with Contractor’s assistance if requested by Company) may seek a protective order or other appropriate remedy.

32.4.                        Subject to Article 33.3, Contractor shall not, without the prior written consent of Company, disclose to any third party the fact that such Confidential Information has been made available to Contractor.

32.5.                        At any time upon the request of Company, Contractor shall promptly deliver to Company or destroy if so directed by Company (with such destruction to be certified to Company) all documents (and all copies thereof, however stored) furnished to or prepared by Contractor that contain Confidential Information and all other documents in Contractor’s possession that contain or that are based on or derived from Confidential Information.

32.6.                        Notwithstanding the return or destruction of all or any part of the Confidential Information, the confidentiality provisions set forth in this Agreement shall nevertheless remain in full force and effect with respect to specific Confidential Information until the date that is five (5) years after the date of disclosure of such Confidential Information.

32.7.                        The parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of this Agreement and the obligations of Contractor are specifically enforceable. Accordingly, the parties agree that in the event of a breach or threatened breach of this Agreement by Contractor, Company, its parent Company(ies), subsidiaries and/or affiliates, who shall be third party beneficiaries of this Agreement, shall be entitled to seek an injunction preventing such breach, without the necessity of proving damages or posting any bond. Any such relief shall be in addition to, and not in lieu of, monetary damages or any other legal or equitable remedy available to Company, its direct and indirect parent Company(ies), subsidiaries or affiliates.

33.                               GOVERNMENT CONTRACT CLAUSES INCORPORATED BY REFERENCE

Without limiting the generality of any other Article of this Agreement, Contractor shall comply with all applicable requirements set forth in the Federal Acquisition Regulations (or any successor thereto) in effect on the date of this Agreement, which are incorporated herein reference, with the same force and effect as if they were given in full text. The terms and conditions thereof shall be controlling over any conflicting terms and conditions set forth in this Agreement or any written Amendment hereto.

34.                               TIME OF ESSENCE

Time is expressly agreed to be of the essence of this Agreement and each, every and all of the terms, conditions and provisions herein.

35.                               VALIDITY

The invalidity, in whole or in part, of any provisions hereof shall not affect the validity of any other provisions hereof.

36.                               SURVIVAL

The obligations imposed on Contractor and Contractor’s employees by and pursuant to each Article which, by its terms contains subject matter which relates to time periods subsequent to the term of this Agreement (including without limitation Articles 16, 17, 19, 20, 21 22, 23, 24, 25, 28, 31 and 33), shall survive termination of this Agreement.

37.                               NO ORAL MODIFICATIONS

No modification of any provisions of this Agreement shall be valid unless in writing and signed by duly authorized representatives of both parties. Company Representative is not the duly authorized representative for Amendments to this Agreement. Representatives of both parties internally authorized to execute such documents pursuant to its corporate policies shall sign any Amendments to this Agreement.

38.                               CAPTIONS

The captions in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

39.                               COUNTERPARTS

This Agreement may be executed in counterparts which, taken together, constitute a single instrument.

40.                               AUTHORITY

Each individual executing this Agreement on behalf of Company and Contractor represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said party, and that this Agreement is binding upon said party in accordance with its terms and conditions.

41.                               CONSTRUCTION OF AGREEMENT

Both parties have participated in the negotiating and drafting of this Agreement. Therefore, the terms and conditions of this Agreement shall not be construed against either party as the drafting party.

42.                               ORDER OF PRECEDENCE

In the event of conflicting provisions between any of the documents comprising this Agreement, the provisions shall govern in the following priority order:

(1)                                  Duly Executed Amendments (most recent has priority)

(2)                                  The General Conditions of this Agreement

(3)                                  The Special Conditions of this Agreement

43.                               COMPLETE AGREEMENT

This Agreement constitutes the complete and entire Agreement between the parties and supersedes any previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof. There are no additions to, or deletions from, or changes in, any of the provisions hereof, and no understandings, representations or agreements concerning any of the same, which are not expressed herein, unless stated below. THE PARTIES HEREBY AGREE THAT NO TRADE USAGE, PRIOR COURSE OF DEALING OR COURSE OF PERFORMANCE UNDER THIS AGREEMENT SHALL BE A PART OF THIS AGREEMENT OR SHALL BE USED IN THE INTERPRETATION OR CONSTRUCTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

SAN DIEGO GAS & ELECTRIC		APPLIANCE RECYCLING CENTERS OF
COMPANY		AMERICA - CALIFORNIA, INC.

By:	/s/Margot Kyd	By:	/s/Edward R. Cameron
Name:	MARGOT KYD	Name:	Edward R. (Jack) Cameron
Title:	SVP Business Solutions	Title:	Pres. & CEO
Date:	3/12/2004	Date:	4/10/04